Exhibit 99.1

Vince Holding Corp. Reports Fiscal Third Quarter 2021 Results

NEW YORK, New York – December 9, 2021 – Vince Holding Corp. (NYSE:VNCE), a leading global contemporary group (“Vince” or the “Company”), today reported its financial results for the third quarter 2021 ended October 30, 2021.

In this press release, the Company is presenting its historical financial results in conformity with U.S. generally accepted accounting principles ("GAAP") as well as on an "adjusted" basis.  Adjusted results presented in this press release are non-GAAP financial measures.  See "Non-GAAP Financial Measures" below for more information about the Company's use of non-GAAP financial measures and Exhibit 3 to this press release for a reconciliation of GAAP measures to such non-GAAP measures.

Highlights for the third quarter ended October 30, 2021:

•	Net sales increased 26.7% to $87.5 million as compared to $69.0 million in the same period last year reflecting a 27.3% increase in Vince brand sales and a 22.0% increase in Rebecca Taylor and Parker.
•	Gross margin rate was 48.2% compared to 45.9% in the same period last year.
•	Income from operations was $3.1 million compared to income from operations of $6.3 million in the same period last year.
•	Net income was $2.2 million or $0.18 per diluted share compared to a net income of $5.0 million or $0.42 per diluted share in the same period last year.

Jack Schwefel, Chief Executive Officer, commented, “Our third quarter performance reflects the ongoing strength in our Vince brand. Product and engagement continue to resonate with customers, and although we are facing challenges to our supply chain, our strong brand equity and high customer demand demonstrate the long-term opportunity of this brand. As we head into the fourth quarter and fiscal 2022, we remain focused on building out our e-commerce capabilities, enhancing our marketing strategies, and accelerating growth in the men’s business and in international markets. At Rebecca Taylor, with the reset now complete, we are encouraged by the progress being made and remain focused on enhancing full price selling and establishing margin-healthy growth strategies.”

For the third quarter ended October 30, 2021:

•	Total Company net sales increased 26.7% to $87.5 million compared to $69.0 million in the third quarter of fiscal 2020.
•

Gross profit was $42.1 million, or 48.2% of net sales, compared to gross profit of $31.7 million, or 45.9% of net sales, in the third quarter of fiscal 2020. The increase in the gross margin rate was primarily due to lower promotional activity in the direct-to-consumer channel, and lower year-over-year adjustments to inventory reserves, partially offset by higher freight costs.

•

Selling, general, and administrative expenses, were $39.0 million, or 44.6% of sales, compared to $25.4 million, or 36.8% of sales, in the third quarter of fiscal 2020. The increase in SG&A dollars was primarily the result of landlord rent concessions received in the third quarter of last year, higher payroll and compensation expense, and increased investments in marketing.

•	Income from operations was $3.1 million compared to income from operations of $6.3 million in the same period last year.
•

Income tax benefit was $2.1 million as a result of an annual non-cash deferred tax expense created by the amortization of indefinite-lived goodwill and intangible assets for tax but not for book purposes, and the impact in the quarter of a change in the Company’s annual estimated effective tax rate thereon.

•

Net income was $2.2 million or $0.18 per diluted share compared to a net income of $5.0 million or $0.42 per diluted share in the same period last year. Net income in the third quarter of fiscal 2021 includes $1.5 million of expense related to the termination of the 2018 Term Loan Facility.

•	The Company ended the quarter with 83 company-operated Vince and Rebecca Taylor stores, a net increase of 13 stores since the third quarter of fiscal 2020.

Vince Third Quarter Highlights

•	Net sales increased 27.3% to $78.4 million as compared to the third quarter of fiscal 2020.
•	Wholesale segment sales increased 10.0% to $42.6 million compared to the third quarter of fiscal 2020.
•	Direct-to-consumer segment sales increased 56.5% to $35.7 million compared to the third quarter of fiscal 2020.
•	Income from operations excluding unallocated corporate expenses was $18.1 million compared to income of $15.9 million in the same period last year.

Rebecca Taylor and Parker Third Quarter Highlights

•	Net sales increased 22.0% to $9.1 million as compared to the third quarter of fiscal 2020.
•	Loss from operations was $3.1 million compared to a loss from operations of $1.9 million in the same period last year.

Net Sales and Operating Results by Segment:

	Three Months Ended
	October 30,	October 31,
(in thousands)	2021	2020
Net Sales:
Vince Wholesale	$42,636	$38,746
Vince Direct-to-consumer	35,722	22,822
Rebecca Taylor and Parker	9,092	7,454
Total net sales	$87,450	$69,022

Income (loss) from operations:
Vince Wholesale	$12,919	$16,027
Vince Direct-to-consumer	5,190	(141)
Rebecca Taylor and Parker	(3,121)	(1,907)
Subtotal	14,988	13,979
Unallocated corporate*	(11,854)	(7,715)
Total income from operations	$3,134	$6,264

* Unallocated corporate expenses are related to the Vince brand and are comprised of selling, general and administrative expenses attributable to corporate and administrative activities (such as marketing, design, finance, information technology, legal and human resource departments), and other charges that are not directly attributable to the Company’s Vince Wholesale and Vince Direct-to-consumer reportable segments.

Balance Sheet

At the end of the third quarter of fiscal 2021, total borrowings under the Company’s debt agreements totaled $95.9 million and the Company had $49.1 million of excess availability under its revolving credit facility.

Net inventory at the end of the third quarter of fiscal 2021 was $82.0 million compared to $88.6 million at the end of the third quarter of fiscal 2020. As a reminder, the Company continued to work through an increase in seasonal inventory levels in the third quarter of fiscal 2020 through promotions, outlet stores, and the off-price channel. As a result of the actions taken to work through prior seasonal product, the healthier inventory levels also reflect an improved balance of newness.

The shelf registration and ATM program remain in place and unused as sources, along with cash from operations, to fund future growth.

2021 Third Quarter Earnings Conference Call

A conference call to discuss the third quarter results will be held today, December 9, 2021, at 4:30 p.m. ET, hosted by Vince Holding Corp. Chief Executive Officer, Jack Schwefel, and Chief Financial Officer, David Stefko. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company's comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (833) 392-0629, conference ID 7799295. Any interested party will also have the opportunity to access the call via the Internet at http://investors.vince.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 12 months after the date of the event. Recordings may be accessed at http://investors.vince.com.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company has provided, with respect to financial results relating to nine months ended October 31, 2020, adjusted operating income (loss), adjusted other income (expense), adjusted income (loss) before income taxes, adjusted net income (loss) and adjusted earnings (loss) per share, which are non-GAAP measures, in order to eliminate the effect of non-cash asset impairment charges and the TRA adjustment. The Company believes that the presentation of these non-GAAP measures facilitates an understanding of the Company's continuing operations without the impact associated with the aforementioned items.  While these types of events can and do recur periodically, they are excluded from the indicated financial information due to their impact on the comparability of earnings across periods.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with

GAAP.  A reconciliation of GAAP to non-GAAP results has been provided in Exhibit 3 to this press release.

ABOUT VINCE HOLDING CORP.

Vince Holding Corp. is a global contemporary group, consisting of three brands: Vince, Rebecca Taylor and Parker. Vince, established in 2002, is a leading global luxury apparel and accessories brand best known for creating elevated yet understated pieces for every day effortless style. Known for its range of luxury products, Vince offers women’s and men’s ready-to-wear, footwear and accessories through 51 full-price retail stores, 18 outlet stores, and its e-commerce site, vince.com and through its subscription service Vince Unfold, www.vinceunfold.com, as well as through premium wholesale channels globally. Rebecca Taylor, founded in 1996 in New York City, is a high-end women’s contemporary womenswear line lauded for its signature prints, romantic detailing, and vintage inspired aesthetic reimagined for a modern era. The Rebecca Taylor collection is available at 14 retail stores, through our e-commerce site at rebeccataylor.com and through its subscription service Rebecca Taylor RNTD, www.rebeccataylorrntd.com, as well as through major department and specialty stores in the US and select international markets. Parker, founded in 2008 in New York City, is a contemporary women’s fashion brand that is trend focused. Please visit www.vince.com for more information.

Forward-Looking Statements: This document, and any statements incorporated by reference herein, contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, margins, expenses and earnings and are indicated by words or phrases such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “estimate,” “plan,” “target,” “project,” “forecast,” “envision” and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: the impact of the novel coronavirus (COVID-19) pandemic on our business, results of operations and liquidity; our ability to continue having the liquidity necessary to service our debt, meet contractual payment obligations, and fund our operations; further impairment of our goodwill and indefinite-lived intangible assets; general economic conditions; our ability to realize the benefits of our strategic initiatives; our ability to maintain our larger wholesale partners; the loss of certain of our wholesale partners; our ability to make lease payments when due; the execution and management of our retail store growth plans; the expected effects of the acquisition of the Acquired Businesses on the Company; our ability to successfully manage the transition of the new Chief Executive Officer; our ability to expand our product offerings into new product categories, including the ability to find suitable licensing partners; our ability to remediate the identified material weakness in our internal control over financial reporting; our ability to optimize our systems, processes and functions; our ability to mitigate system security risk issues, such as cyber or malware attacks, as well as other major system failures; our ability to comply with privacy-related obligations; our ability to comply with domestic and international laws, regulations and orders; our ability to anticipate and/or react to changes in customer demand and attract new customers, including in connection with making inventory commitments; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection and customer service; our ability to keep a strong brand image; our ability to attract and retain key personnel; our ability to protect our trademarks in the U.S. and internationally; the execution and management of our international expansion, including our ability to promote our brand and merchandise outside the U.S. and find suitable partners in certain geographies; our current and future licensing arrangements;

seasonal and quarterly variations in our revenue and income; our ability to ensure the proper operation of the distribution facilities by third-party logistics providers; the extent of our foreign sourcing; fluctuations in the price, availability and quality of raw materials; commodity, raw material and other cost increases; our reliance on independent manufacturers; other tax matters; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including those described under “Item 1A—Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available, except as required by law.

Investor Relations Contact:

ICR, Inc.
Jean Fontana, 646-277-1214
Jean.fontana@icrinc.com

Vince Holding Corp. and Subsidiaries	Exhibit (1)
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands except percentages, share and per share data)

	Three Months Ended		Nine Months Ended
	October 30,	October 31,	October 30,	October 31,
	2021	2020	2021	2020
Net sales	$87,450	$69,022	$223,656	$145,062
Cost of products sold	45,317	37,368	120,662	84,068
Gross profit	42,133	31,654	102,994	60,994
as a % of net sales	48.2%	45.9%	46.1%	42.0%
Impairment of goodwill and intangible assets	—	—	—	13,848
Impairment of long-lived assets	—	—	—	13,026
Selling, general and administrative expenses	38,999	25,390	104,326	91,282
as a % of net sales	44.6%	36.8%	46.6%	62.9%
Income (loss) from operations	3,134	6,264	(1,332)	(57,162)
as a % of net sales	3.6%	9.1%	(0.6)%	(39.4)%
Interest expense, net	3,037	1,259	6,842	3,306
Other expense (income), net	—	(1)	-	(2,304)
Income (loss) before income taxes	97	5,006	(8,174)	(58,164)
(Benefit) provision for income taxes	(2,118)	43	1,823	113
Net income (loss)	$2,215	$4,963	$(9,997)	$(58,277)
Earnings (loss) per share:
Basic earnings (loss) per share	$0.19	$0.42	$(0.84)	$(4.96)
Diluted earnings (loss) per share	$0.18	$0.42	$(0.84)	$(4.96)
Weighted average shares outstanding:
Basic	11,935,371	11,796,860	11,882,147	11,758,327
Diluted	12,019,429	11,807,498	11,882,147	11,758,327

Vince Holding Corp. and Subsidiaries	Exhibit (2)
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	October 30,	January 30,	October 31,
	2021	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$1,605	$3,777	$704
Trade receivables, net	32,283	31,878	32,862
Inventories, net	82,040	68,226	88,552
Prepaid expenses and other current assets	5,342	6,703	4,407
Total current assets	121,270	110,584	126,525
Property and equipment, net	18,141	17,741	18,228
Operating lease right-of-use assets	97,357	91,982	96,187
Intangible assets, net	75,999	76,491	76,655
Goodwill	31,973	31,973	31,973
Other assets	4,162	4,173	4,886
Total assets	$348,902	$332,944	$354,454

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$46,676	$40,216	$43,497
Accrued salaries and employee benefits	7,664	4,231	7,200
Other accrued expenses	15,649	15,688	14,794
Short-term lease liabilities	23,191	22,085	20,386
Current portion of long-term debt	1,750	—	—
Total current liabilities	94,930	82,220	85,877
Long-term debt	92,883	84,485	92,823
Long-term lease liabilities	98,839	97,144	101,744
Deferred income tax liability and other liabilities	4,544	2,888	864
Stockholders' equity	57,706	66,207	73,146
Total liabilities and stockholders' equity	$348,902	$332,944	$354,454

Vince Holding Corp. and Subsidiaries	Exhibit (3)
Reconciliation of GAAP to Non-GAAP measures
(Unaudited, amounts in thousands)

	For the nine months ended October 30, 2021
	As Reported (GAAP)	Long-lived Assets Impairment Charge	Goodwill and Intangibles Impairment Charge	TRA Adjustment	As Adjusted (Non-GAAP)

Loss from operations	$(1,332)	$—	$—	$—	$(1,332)
Interest expense, net	6,842	—	—	—	6,842
Other (income) expense, net	—	—	—	—	—
Loss before income taxes	(8,174)	—	—	—	(8,174)
Provision for income taxes	1,823	—	—	—	1,823
Net loss	$(9,997)	$—	$—	$—	$(9,997)
Loss per share	$(0.84)	$—	$—	$—	$(0.84)

	For the nine months ended October 31, 2020
	As Reported (GAAP)	Long-lived Assets Impairment Charge	Goodwill and Intangibles Impairment Charge	TRA Adjustment	As Adjusted (Non-GAAP)

Loss from operations	$(57,162)	$(13,026)	$(13,848)	$—	$(30,288)
Interest expense, net	3,306	—	—	—	3,306
Other (income) expense, net	(2,304)	—	—	(2,320)	16
(Loss) income before income taxes	(58,164)	(13,026)	(13,848)	2,320	(33,610)
Provision for income taxes	113	—	—	—	113
Net (loss) income	$(58,277)	$(13,026)	$(13,848)	$2,320	$(33,723)
(Loss) earnings per share	$(4.96)	$(1.11)	$(1.18)	$0.20	$(2.87)	(1)

(1) Based on weighted-average shares outstanding of 11,758,327 for the nine months ended October 31, 2020, which excludes the effect of dilutive equity securities